                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                             (Amendment No. 14)*

                                 STEPAN COMPANY
-------------------------------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK $1 PAR VALUE
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  858586-10-0
-------------------------------------------------------------------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item l; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                     Page 1
SEC 1745 (10-88)

CUSIP NO.  858586-10-0              13G                  PAGE  2  OF  4  PAGES
         ------------------                                  -----  -----

-------------------------------------------------------------------------
1. NAME OF REPORTING PERSON
   S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

         F. QUINN STEPAN
-------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)     [ ]
                                                             (b)     [ ]
-------------------------------------------------------------------------
3. SEC USE ONLY
-------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S.A.
-------------------------------------------------------------------------
              |5. SOLE VOTING POWER
              |      1,085,172 shares, includes 467,000 shares under options
  NUMBER OF   |           exercisable within six (6) months.
   SHARES     |----------------------------------------------------------
BENEFICIALLY  |6. SHARED VOTING POWER
  OWNED BY    |   471,146 (see item (8))
    EACH      |----------------------------------------------------------
 REPORTING    |7. SOLE DISPOSITIVE POWER
   PERSON     |   1,085,172
    WITH      |----------------------------------------------------------
              |8. SHARED DISPOSITIVE POWER
              |   471,146
-------------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,263,701 shares, includes shares held by spouse and spouse and trustee under trusts for the benefit of minor children
-------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
-------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         22.6 percent
-------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

         Individual
-------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

Item l(a)                 Name of  issuer:
                          Stepan Company

Item l(b)                 Address of issuer's principal executive offices:
                          22 West Frontage Road
                          Northfield, Illinois 60093

Item 2(a)                 Name of person filing:
                          See Item l of cover page

Item 2(b) Address of principal business office or, if none, residence:
                          Stepan Company
                          22 West Frontage Road
                          Northfield, Illinois 60093

Item 2(c)                 Citizenship:
                          See item 4 of cover page

Item 2(d)                 Title of class of securities:
                          Common

Item 2(e)                 CUSIP number:
                          858586-l0-0

Item 3                    Ownership
                          (a)     Amount beneficially owned:
                                  See Item 9 of cover page
                          (b)     Percent of Class:
                                  See Item 11 of cover page
                          (c)     Number of shares as to which such person has:
                                  (i) Sole power to vote or direct the vote See Item 5 of cover page
                                  (ii)     Shares power to vote or direct the
                                           vote - See Item 6 of cover page
                                  (iii)    Sole power to dispose or direct the
                                           disposition of
                                           See Item 7 of cover page
                                  (iv) Shares power to dispose or direct the disposition of:
                                           See Item 8 of cover page

Item 5           Ownership of five percent or less of a class:
                 Not applicable

Item 6 Ownership of more than five percent on behalf of another person:
                 Of the shares reported herein, F. Quinn Stepan and Paul H. Stepan, as the general partners of Stepan Venture I, an Illinois limited partnership, which in turn is the sole general partner of Stepan Venture II, an Illinois limited partnership, have over 471,146 of the issuer's common shares owned by

                 Stepan Venture II.

Item 7 Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company:
                 Not applicable

Item 8 Identification and classification of members of the group:
                 Not applicable

Item 9           Notice of dissolution of group:
                 Not applicable

Item l0          Certification:
                 Not applicable

Signature - After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 8, 1996
------------------------                   ------------------------
Dated                                      Signature

                                               F. Quinn Stepan
                                           ------------------------
                                           Name

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                             (Amendment No. 10)*

                                 STEPAN COMPANY
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK $1 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  858586-10-0
--------------------------------------------------------------------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item l; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                     Page 1
SEC 1745 (10-88)

CUSIP NO.    858586-10-0            13G                  PAGE  2  OF  4  PAGES
         ------------------                                  -----  -----

-------------------------------------------------------------------------
1. NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         PAUL H. STEPAN
-------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a)     [ ]
                                                          (b)     [ ]
-------------------------------------------------------------------------
3. SEC USE ONLY
-------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S.A.
-------------------------------------------------------------------------
              |5. SOLE VOTING POWER
              |      33,561 shares, includes 3,426 shares under options
  NUMBER OF   |           exercisable within six (6) months.
   SHARES     |----------------------------------------------------------
BENEFICIALLY  |6. SHARED VOTING POWER
  OWNED BY    |   471,146 (see item (8))
    EACH      |----------------------------------------------------------
 REPORTING    |7. SOLE DISPOSITIVE POWER
   PERSON     |   33,561
    WITH      |----------------------------------------------------------
              |8. SHARED DISPOSITIVE POWER
              |   471,146
-------------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         545,262 - includes shares held by spouse and under trusts for benefit of minor children.
-------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
-------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         5.4 percent
-------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

         Individual
-------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

Item l(a)        Name of issuer:
                 Stepan Company

Item l(b)        Address of issuer's principal executive offices:
                 22 West Frontage Road
                 Northfield, Illinois 60093

Item 2(a)        Name of person filing:
                 See Item l of cover page

Item 2(b) Address of principal business office or, if none, residence:
                 Stepan Company
                 22 West Frontage Road
                 Northfield, Illinois 60093

Item 2(c)        Citizenship:
                 See item 4 of cover page

Item 2(d)        Title of class of securities:
                 Common

Item 2(e)        CUSIP number:
                 858586-l0-0

Item 3           Ownership
                 (a)      Amount beneficially owned:
                          See Item 9 of cover page
                 (b)      Percent of Class:
                          See Item ll of cover page
                 (c)      Number of shares as to which such person has:
                          (i) Sole power to vote or direct the vote See Item 5 of cover page
                          (ii)    Shares power to vote or direct the
                                  vote - See Item 6 of cover page
                          (iii)   Sole power to dispose or direct the
                                  disposition of
                                  See Item 7 of cover page
                          (iv) Shares power to dispose or direct the disposition of:
                                  See Item 8 of cover page

Item 5           Ownership of five percent or less of a class:
                 Not applicable

Item 6 Ownership of more than five percent on behalf of another person:
                 Of the shares reported herein, F. Quinn Stepan and Paul H. Stepan, as the general partners of Stepan Venture I, an Illinois limited partnership, which in turn is the sole general partner of Stepan Venture II, an Illinois limited partnership, have over 471,146 of the issuer's common shares owned by

                               Stepan Venture II.

Item 7 Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company:
                 Not applicable

Item 8 Identification and classification of members of the group:
                 Not applicable

Item  9          Notice of dissolution of group:
                 Not applicable

Item l0          Certification:
                 Not applicable

Signature - After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 8, 1996
------------------------                   ------------------------
Dated                                      Signature

                                               Paul H. Stepan
                                           ------------------------
                                           Name

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                              (Amendment No. 3)*

                                 STEPAN COMPANY
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     5 1/2 percent Convertible Preferred
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  858586-20-9
--------------------------------------------------------------------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item l; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                     Page 1
SEC 1745 (10-88)

CUSIP NO. 858586-20-9               13G                  PAGE  2  OF  4  PAGES
         ------------------                                  -----  -----

-------------------------------------------------------------------------
1. NAME OF REPORTING PERSON
   S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

         PAUL H. STEPAN
-------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)     [ ]
                                                             (b)     [ ]
-------------------------------------------------------------------------
3. SEC USE ONLY
-------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S.A.
-------------------------------------------------------------------------
              |5. SOLE VOTING POWER
              |   159,616
  NUMBER OF   |
   SHARES     |----------------------------------------------------------
BENEFICIALLY  |6. SHARED VOTING POWER
  OWNED BY    |   166,480  (see item 8)
    EACH      |----------------------------------------------------------
 REPORTING    |7. SOLE DISPOSITIVE POWER
   PERSON     |   159,616
    WITH      |----------------------------------------------------------
              |8. SHARED DISPOSITIVE POWER
              |   166,480
-------------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         326,096
-------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

-------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         41.87%
-------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

         INDIVIDUAL
-------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

Item l(a)        Name of issuer:
                 Stepan Company

Item l(b)        Address of issuer's principal executive offices:
                 22 West Frontage Road
                 Northfield, Illinois 60093

Item 2(a)        Name of person filing:
                 See Item l of cover page

Item 2(b) Address of principal business office or, if none, residence:
                 Stepan Company
                 22 West Frontage Road
                 Northfield, Illinois 60093

Item 2(c)        Citizenship:
                 See item 4 of cover page

Item 2(d)        Title of class of securities:
                 5 l/2 percent Convertible Preferred

Item 2(e)        CUSIP number:
                 858586-20-9

Item 3           Ownership
                 (a)      Amount beneficially owned:
                          See Item 9 of cover page
                 (b)      Percent of Class:
                          See Item 11 of cover page
                 (e)      Number of shares as to which such person has:
                          (i) Sole power to vote or direct the vote See Item 5 of cover page
                          (ii)    Shares power to vote or direct the
                                  vote - See Item 6 of cover page
                          (iii)   Sole power to dispose or direct the
                                  disposition of
                                  See Item 7 of cover page
                          (iv) Shares power to dispose or direct the disposition of:
                                  See Item 8 of cover page

Item 5           Ownership of five percent or less of a class:
                 Not applicable

Item 6 Ownership of more than five percent on behalf of another person:
                 Of the shares reported herein, F. Quinn Stepan and Paul H. Stepan, as the general partners of Stepan Venture I, an Illinois limited partnership, which in turn is the sole general partner of Stepan Venture II, an Illinois limited partnership, have over 166,480 of the issuer's 5 l/2 percent

                 Convertible Preferred shares owned by Stepan Venture II. (note
                 - Stepan Company 5 l/2 percent Convertible Preferred shares were split 8-for-l on April 30, 1993)

Item 7 Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company:
                 Not applicable

Item 8 Identification and classification of members of the group:
                 Not applicable

Item 9           Notice of dissolution of group:
                 Not applicable

Item l0          Certification:
                 Not applicable

Signature - After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 8, 1996
------------------------                   ------------------------
Dated                                      Signature

                                              Paul H. Stepan
                                           ------------------------
                                           Name

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G

                  Under the Securities Exchange Act of 1934

                           (Amendment No.   3   )*

                                STEPAN COMPANY
--------------------------------------------------------------------------------
                               (Name of Issuer)

                     5 1/2 percent Convertible Preferred
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                 858586-20-9
--------------------------------------------------------------------------------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item l; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                    Page 1
SEC 1745 (10-88)

CUSIP NO.  858586-20-9                              PAGE  2  OF  4  PAGES
           -----------         13G                      -----  -----

-------------------------------------------------------------------------
1. NAME OF REPORTING PERSON
   S.S. OR IRS IDENTIFICATION NO. OF ABOVE PERSON

         STEPAN VENTURE II
-------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)     [ ]
                                                             (b)     [ ]
-------------------------------------------------------------------------
3. SEC USE ONLY


-------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S.A.
-------------------------------------------------------------------------
              |5. SOLE VOTING POWER
              |
  NUMBER OF   |           166,480
   SHARES     |----------------------------------------------------------
BENEFICIALLY  |6. SHARED VOTING POWER
  OWNED BY    |
    EACH      |----------------------------------------------------------
 REPORTING    |7. SOLE DISPOSITIVE POWER
   PERSON     |           166,480
    WITH      |----------------------------------------------------------
              |8. SHARED DISPOSITIVE POWER
              |
-------------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         166,480
-------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

-------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         21.4 percent
-------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

         PARTNERSHIP
-------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

Item l(a)        Name of issuer:
                 Stepan Company

Item l(b)        Address of issuer's principal executive offices:
                 22 West Frontage Road
                 Northfield, Illinois 60093

Item 2(a)        Name of person filing:
                 See Item l of cover page

Item 2(b) Address of principal business office or, if none, residence:
                 Stepan Company
                 22 West Frontage Road
                 Northfield, Illinois 60093

Item 2(c)        Citizenship:
                 See item 4 of cover page

Item 2(d)        Title of class of securities:
                 5 l/2 percent Convertible Preferred

Item 2(e)        CUSIP number:
                 858586-20-9

Item 3           Ownership
                 (a)      Amount beneficially owned:
                          See Item 9 of cover page
                 (b)      Percent of Class:
                          See Item ll of cover page
                 (c)      Number of shares as to which such person has:
                          (i) Sole power to vote or direct the vote See Item 5 of cover page
                          (ii)    Shares power to vote or direct the
                                  vote - See Item 6 of cover page
                          (iii)   Sole power to dispose or direct the
                                  disposition of
                                  See Item 7 of cover page
                          (iv) Shares power to dispose or direct the disposition of
                                  See Item 8 of cover page

Item 5           Ownership of five percent or less of a class:
                 Not applicable

Item 6 Ownership of more than five percent on behalf of another person:
                 Of the shares reported herein, F. Quinn Stepan and Paul H. Stepan, as the general partners of Stepan Venture I, an Illinois limited partnership, which in turn is the sole general partner of Stepan Venture II, an Illinois limited partnership, have over 166,480 of the issuer's 5 l/2 percent

                 Convertible Preferred shares owned by Stepan Venture
                 II. (note - Stepan Company 5 l/2 percent
                 Convertible Preferred shares were split 8-for-l on April 30, 1993)

Item 7 Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company:
                 Not applicable

Item 8 Identification and classification of members of the group:
                 Not applicable

Item 9           Notice of dissolution of group:
                 Not applicable

Item l0          Certification:
                 Not applicable


Signature - After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




February 8, 1996
------------------------                   ------------------------
Dated                                      Signature

                                           F. Quinn Stepan
                                           ------------------------
                                           Name

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G

                  Under the Securities Exchange Act of 1934

                           (Amendment No.   3   )*

                                STEPAN COMPANY
------------------------------------------------------------------------------
                               (Name of Issuer)

                         5 1/2 Convertible Preferred
------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                 858586-20-9
------------------------------------------------------------------------------
                                (CUSIP Number)

Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item l; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                    Page 1
SEC 1745 (10-88)

CUSIP NO. 858586-20-9                                   PAGE  2  OF  4  PAGES
          ------------         13G                          -----  -----

-------------------------------------------------------------------------
1. NAME OF REPORTING PERSON
   S.S. OR IRS IDENTIFICATION NO. OF ABOVE PERSON

         MARY LOUISE STEPAN
-------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)     [ ]
                                                             (b)     [ ]
-------------------------------------------------------------------------
3. SEC USE ONLY


-------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S.A.
-------------------------------------------------------------------------
              |5. SOLE VOTING POWER
              |
  NUMBER OF   |       76,872 shares
   SHARES     |----------------------------------------------------------
BENEFICIALLY  |6. SHARED VOTING POWER
  OWNED BY    |
    EACH      |----------------------------------------------------------
 REPORTING    |7. SOLE DISPOSITIVE POWER
   PERSON     |       76,872
    WITH      |----------------------------------------------------------
              |8. SHARED DISPOSITIVE POWER
              |
-------------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         76,872
-------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

-------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         9.8 percent
-------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

         INDIVIDUAL
-------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

Item l(a)        Name of issuer:
                 Stepan Company

Item l(b)        Address of issuer's principal executive offices:
                 22 West Frontage Road
                 Northfield, Illinois 60093

Item 2(a)        Name of person filing:
                 See Item l of cover page

Item 2(b) Address of principal business office or, if none, residence:
                 Stepan Company
                 22 West Frontage Road
                 Northfield, Illinois 60093

Item 2(c)        Citizenship:
                 See item 4 of cover page

Item 2(d)        Title of class of securities:
                 5 l/2 percent Convertible Preferred

Item 2(e)        CUSIP number:
                 858586-20-9

Item 3           Ownership
                 (a)      Amount beneficially owned:
                          See Item 9 of cover page
                 (b)      Percent of Class:
                          See Item 11 of cover page
                 (c)      Number of shares as to which such person has:
                          (i) Sole power to vote or direct the vote See Item 5 of cover page
                          (ii)    Shares power to vote or direct the
                                  vote - See Item 6 of cover page
                          (iii)   Sole power to dispose or direct the
                                  disposition of
                                  See Item 7 of cover page
                          (iv) Shares power to dispose or direct the disposition of
                                  See Item 8 of cover page

Item 5           Ownership of five percent or less of a class:
                 Not applicable

Item 6 Ownership of more than five percent on behalf of another person:
                 Not applicable

Item 7 Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company:
                 Not applicable

Item 8   Identification and classification of members of the
                 group:
                 Not applicable

Item 9   Notice of dissolution of group:
                 Not applicable

Item 10  Certification:
                 Not applicable


Signature - After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




February 8, 1996
------------------------                   ------------------------
Dated                                      Signature

                                           Mary Louise Stepan
                                           ------------------------
                                           Name

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G

                  Under the Securities Exchange Act of 1934

                           (Amendment No.  3     )*

                                STEPAN COMPANY
--------------------------------------------------------------------------------
                               (Name of Issuer)

                     5 1/2 percent Convertible Preferred
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                 858586-20-9
------------------------------------------------------------------------------
                                (CUSIP Number)

Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item l; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                     Page 1
SEC 1745 (10-88)

CUSIP NO. 858586-20-9                                     PAGE  2  OF  4  PAGES
          ------------------         13G                      -----  -----

-------------------------------------------------------------------------
1. NAME OF REPORTING PERSON
   S.S. OR IRS IDENTIFICATION NO. OF ABOVE PERSON

         JOHN A. STEPAN
-------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a)     [ ]
                                                            (b)     [ ]
-------------------------------------------------------------------------
3. SEC USE ONLY
-------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S.A.
-------------------------------------------------------------------------
              |5. SOLE VOTING POWER
              |
  NUMBER OF   |           76,872
   SHARES     |----------------------------------------------------------
BENEFICIALLY  |6. SHARED VOTING POWER
  OWNED BY    |
    EACH      |----------------------------------------------------------
 REPORTING    |7. SOLE DISPOSITIVE POWER
   PERSON     |           76,872
    WITH      |----------------------------------------------------------
              |8. SHARED DISPOSITIVE POWER
              |
-------------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         76,872
-------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

-------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         9.8 percent
-------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

         INDIVIDUAL
-------------------------------------------------------------------------

                    *SEE INSTRUCTION BEFORE FILLING OUT!

Item l(a)        Name of issuer:
                 Stepan Company

Item l(b)        Address of issuer's principal executive offices:
                 22 West Frontage Road
                 Northfield, Illinois 60093

Item 2(a)        Name of person filing:
                 See Item l of cover page

Item 2(b) Address of principal business office or, if none, residence:
                 Stepan Company
                 22 West Frontage Road
                 Northfield, Illinois 60093

Item 2(c)        Citizenship:
                 See item 4 of cover page

Item 2(d)        Title of class of securities:
                 5 l/2 percent Convertible Preferred

Item 2(e)        CUSIP number:
                 858586-20-9

Item 3           Ownership
                 (a)      Amount beneficially owned:
                          See Item 9 of cover page
                 (b)      Percent of Class:
                          See Item 11 of cover page
                 (c)      Number of shares as to which such person has:
                          (i) Sole power to vote or direct the vote See Item 5 of cover page
                          (ii)      Shares power to vote or direct the
                                    vote - See Item 6 of cover page
                          (iii)     Sole power to dispose or direct the
                                    disposition of
                                    See Item 7 of cover page
                          (iv) Shares power to dispose or direct the disposition of
                                    See Item 8 of cover page

Item 5           Ownership of five percent or less of a class:
                 Not applicable

Item 6 Ownership of more than five percent on behalf of another person:
                 Not applicable

Item 7 Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company:
                 Not applicable

Item 8 Identification and classification of members of the group:
                 Not applicable

Item 9           Notice of dissolution of group:
                 Not applicable

Item 10          Certification:
                 Not applicable

Signature - After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 8, 1996
------------------------                   ------------------------
Dated                                      Signature

                                           John A. Stepan
                                           ------------------------
                                           Name

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                            (Amendment No.   3   )*

                                STEPAN COMPANY
------------------------------------------------------------------------------

                              (Name of Issuer)

                      5 1/2 percent Convertible Preferred
-------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                 858586-20-9
------------------------------------------------------------------------------
                                (CUSIP Number)

Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item l; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                     Page 1
SEC 1745 (10-88)

CUSIP NO. 858586-20-9                                     PAGE  2  OF  4  PAGES
         ------------------         13G                       -----  -----

-------------------------------------------------------------------------
1. NAME OF REPORTING PERSON
   S.S. OR IRS IDENTIFICATION NO. OF ABOVE PERSON

         MARY LOUISE WEHMAN
-------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)     [ ]
                                                             (b)     [ ]
-------------------------------------------------------------------------
3. SEC USE ONLY
-------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S.A.
-------------------------------------------------------------------------

              |5. SOLE VOTING POWER
              |
  NUMBER OF   |           76,872
   SHARES     |----------------------------------------------------------
BENEFICIALLY  |6. SHARED VOTING POWER
  OWNED BY    |
    EACH      |----------------------------------------------------------
 REPORTING    |7. SOLE DISPOSITIVE POWER
   PERSON     |           76,872
    WITH      |----------------------------------------------------------
              |8. SHARED DISPOSITIVE POWER
              |
-------------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         76,872
-------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

-------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         9.8 percent
-------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

         INDIVIDUAL
-------------------------------------------------------------------------

                    *SEE INSTRUCTION BEFORE FILLING OUT!

Item l(a)        Name of issuer:
                 Stepan Company

Item l(b)        Address of issuer's principal executive offices:
                 22 West Frontage Road
                 Northfield, Illinois 60093

Item 2(a)        Name of person filing:
                 See Item l of cover page

Item 2(b) Address of principal business office or, if none, residence:
                 Stepan Company
                 22 West Frontage Road
                 Northfield, Illinois 60093

Item 2(c)        Citizenship:
                 See item 4 of cover page

Item 2(d)        Title of class of securities:
                 5 l/2 percent Convertible Preferred

Item 2(e)        CUSIP number:
                 858586-20-9

Item 3           Ownership
                 (a)      Amount beneficially owned:
                          See Item 9 of cover page
                 (b)      Percent of Class:
                          See Item 11 of cover page
                 (c)      Number of shares as to which such person has:
                 (i)      Sole power to vote or direct the vote
                          See Item 5 of cover page
                 (ii)     Shares power to vote or direct the
                          vote - See Item 6 of cover page
                 (iii)    Sole power to dispose or direct the
                          disposition of
                          See Item 7 of cover page
                 (iv)     Shares power to dispose or direct the
                          disposition of
                          See Item 8 of cover page

Item 5           Ownership of five percent or less of a class:
                 Not applicable

Item 6 Ownership of more than five percent on behalf of another person:
                 Not applicable

Item 7 Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company:
                 Not applicable

Item 8 Identification and classification of members of the group:
                 Not applicable

Item 9           Notice of dissolution of group:
                 Not applicable

Item 10          Certification:
                 Not applicable

Signature - After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth this statement is true, complete and correct.



February 8, 1996
------------------------                   ------------------------
Dated                                      Signature

                                           Mary Louise Wehman
                                           ------------------------
                                           Name